EXHIBIT 10.01

Campbell Fund Trust

ADVISORY AGREEMENT

     This Agreement made as of the 1st day of January, 1997 among Campbell Fund Trust, a Delaware business trust (the “Trust”), and Campbell & Company, Inc. (the “Managing Operator”).

W I T N E S S E T H:

     THAT, WHEREAS, the Managing Operator has caused the Trust to be formed as a Delaware business trust for the purposes of speculative buying, selling, trading, and generally dealing in futures contracts, forward contracts, and related options (collectively referred to as “commodity interests”); and

     WHEREAS, the Trust and the Managing Operator are fully cognizant of the high risks involved in trading commodity interests; and

     WHEREAS, the Trust and the Managing Operator are, pursuant to the Declaration of Trust and Trust Agreement establishing the Trust (the “Trust Agreement”), authorized to utilize the services of one or more professional commodity trading advisors in connection with the commodity trading activities of the Trust; and

     WHEREAS, the Trust and the Managing Operator have determined to utilize the Managing Operator to render commodity trading services to the Trust and wish to enter into this Agreement in order to set forth the terms and conditions upon which the Managing Operator will render and implement commodity management services in connection with the conduct by the Trust of its commodity trading activities during the term of this Agreement;

     NOW, THEREFORE, the parties agree as follows:

     1.     ADVISORY DUTIES. As of January 1, 1997 and until termination of this Agreement, the Managing Operator shall have sole authority and responsibility for directing the investment and reinvestment in commodity interests of the Trust’s assets. The Managing Operator will determine the trades in commodity interests on behalf of the Trust in accordance with the Trust’s Offering Memorandum. All purchases and sales of commodity interests shall be for the account and at the risk of the Trust. All brokerage and floor commissions and fees, option premiums, and other transaction costs and expenses incurred in connection with transactions by and for the Trust shall be charged to the Trust. The Managing Operator shall receive a Commodity Trading Authorization appointing it the Trust’s agent and attorney-in-fact for such purpose. The Chicago Corporation is currently the Trust’s clearing broker (the “Commodity Broker”), although the Managing Operator may select an additional or replacement Commodity Broker if it deems such action to be in the best interest of the Trust.

     2.     INDEPENDENCE OF THE MANAGING OPERATOR. When acting as the Trust’s trading advisor, the Managing Operator is an independent contractor and, unless otherwise expressly provided herein or authorized in writing, shall have no authority to act for or represent the Trust in any way, and shall not otherwise be deemed an agent of the Trust.

     3.     COMPENSATION. The Trust will pay the Managing Operator a monthly management fee and a quarterly incentive fee as follows:

     (a)     Management Fee. The Managing Operator will receive a monthly management fee to 1/12 of 4% of the Trust’s month-end Net Assets (approximately 4% per year).

     (b)     Performance Fee. The Managing Operator will receive a performance fee equal to 20% of the aggregate quarterly cumulative appreciation in the Net Asset Value of the Units. The performance fee will be paid only on profits from commodity trading attributable to Units outstanding, and no fee will be paid with respect to interest income. Units which are redeemed other than at the end of the quarter will pay a performance fee, if any would otherwise be due, as of the end of the month in which the redemption occurs. If any payment is made by the Trust in respect of a performance fee, and the Trust thereafter incurs a net loss, the Managing Operator will retain the amount previously paid.

     If Unit value during a quarter declines, no performance fees shall be payable until the Unit value rises at least to the Unit level when the preceding performance fee was paid. To the extent any Units are redeemed at a loss, any loss attributed to the redeemed Units shall not be carried forward to reduce future appreciation in Unit value.

     If this Agreement shall be terminated other than at the end of a period when a fee is otherwise payable, performance fees shall be calculated as if such termination date were the end of the quarter and the management fee shall be prorated based on the number of trading days for which services were rendered divided by the total number of trading days in such month. Fees shall be paid within 10 days after the date on which they are earned.

     Neither the Managing Operator nor its principals or employees shall receive any per-transaction compensation, remuneration or payments whatsoever from any broker with whom the Trust carries an account for any transactions executed in the Trust’s account.

     4.     RIGHT TO ADVISE OTHERS. The advisory services provided hereunder are not to be deemed exclusive. The Trust acknowledges that the Managing Operator will render advisory, consulting and management services to other clients, which may be charged different fees from those charged the Trust. The Managing Operator shall be free to advise others and manage other commodity accounts as well as trade for proprietary accounts during the term of this Agreement and to use the same or different information and trading methods and strategies which the Managing Operator obtains, produces or utilizes in the performance of services for the Trust, and the Managing Operator shall be free to compete for the same commodity interests as the Trust or to take positions in commodity interests which are the same as or opposite to the Trust’s positions on behalf of the Managing Operator and/or any other account advised, managed, or traded by the Managing Operator.

     However, the Managing Operator warrants that the rendering of such consulting, advisory and management services to other commodity futures trading accounts and entities will not materially impair the discharge of the Managing Operator’s responsibilities under this Agreement and that the Managing Operator will not knowingly and deliberately favor other client accounts over the Trust. The Trust agrees that the Managing Operator shall not be deemed to be favoring another account over the Trust’s account for purposes of this Agreement where the Managing Operator acts as described in the preceding paragraph and in the Prospectus. If the Managing Operator’s trading recommendations for the Trust are altered because of the application of speculative limits to the Trust’s positions as a result of the trading activities of the Managing Operator, it will not modify the trading instructions to the Trust in such manner as to materially affect the Trust disproportionately compared with other client accounts.

     5.     TERM. This Agreement shall continue in effect for twelve-month terms beginning as of the date hereof, or until its earlier termination as provided herein or upon (i) withdrawal of the Managing Operator either as trading advisor or Managing Operator of the Trust or (ii) the termination of the Trust as provided in the Trust Agreement. The Trust may terminate this Agreement as of the end of each twelve-month term on 60 days’ prior written notice or upon written notice if (i) the Managing Operator’s registration as a commodity trading advisor or membership in NFA is terminated or suspended; or (ii) the Managing Operator materially breaches this Agreement.

     6.     STANDARD OF LIABILITY AND INDEMNITIES.

          (a)     In acting as trading advisor, the Managing Operator shall not be liable to the Trust, or any of its or their successors or assigns, except that the Managing Operator shall be liable in such capacity to the Trust for losses, damages, costs, and expenses sustained by the Trust, or any of its successors or assigns as a result of (i) acts or omissions of the Managing Operator with respect to the Trust which constitute negligence or misconduct; (ii) a material breach by the Managing Operator of this Agreement; and (iii) a misleading or untrue statement of a material fact or omission to state a material fact relating to or concerning the Managing Operator in its capacity as trading advisor contained in the Offering Memorandum.

          (b)     The Managing Operator shall indemnify, defend, and hold harmless the Trust from and against any and all losses, claims, damages, liabilities, costs, and expenses sustained by the Trust (including in connection with the defense or settlement of claims and in connection with any administrative proceedings), to the extent and only to the extent that the Managing Operator is liable to the Trust pursuant to the standard in Section 6(a) above. The Managing Operator shall also reimburse any legal and other expenses reasonably incurred by the Trust in connection with investigating or defending any loss, claim, damage, liability, cost, or expense covered by this indemnity.

     7.     REPRESENTATIONS AND WARRANTIES. The Managing Operator represents and warrants that:

     (a)     it has full capacity and authority to enter into this Agreement, and to provide the services required hereunder;

     (b)     it will not, by acting as trading advisor to the Trust, breach any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would limit or materially affect the performance of its duties under this Agreement;

     (c)     it is duly registered as a commodity trading advisor and commodity pool operator under the Commodity Exchange Act (the “CEA”) and is a member of the National Futures Association (the “NFA”) in such capacities and it will maintain and renew such registration and membership during the term of this Agreement;

     (d)     all of the information in the Offering Memorandum concerning the Managing Operator, including but not limited to the Managing Operator’s composite performance records and notes thereto, is complete, true and accurate in all material respects and complies in all material respects with the CEA and the rules thereunder and the rules of the NFA provided the statement or omission was in conformity with information furnished by the Managing Operator for use therein;

     (e)     it will promptly provide to the Trust the most current version of its Commodity Trading Advisor Disclosure Document and any amendments thereto upon request; and

     (f)     the within representations and warranties shall be continuing during the term of this Agreement and, if, at any time, any event has occurred which would make any of the foregoing not materially true, the Managing Operator will promptly notify the Trust.

     8.     NO GUARANTEE OF PERFORMANCE. The Managing Operator makes no promises, representations, warranties or guarantees that any of its trading services to be rendered to the Trust will result in a profit or will not result in a loss to the Trust.

     9.     COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties, and no other agreement as to the matters referred to herein, verbal or otherwise, shall be binding upon the parties hereto.

     10.     ASSIGNMENT. This Agreement may not be assigned by any party without the prior written consent of the other parties.

     11.     AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

     12.     SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted successors and assigns.

     13.     SURVIVAL OF CERTAIN TERMS. The Trust’s obligation to pay fees to the Managing Operator for services rendered prior to any termination of this Agreement pursuant to Section 3 and the indemnities set forth in Section 6 shall survive any termination of this Agreement.

     14.     NOTICES. All notices required or desired to be delivered under this Agreement shall be delivered personally, by telex, telecopier or other means of electronic communication, or by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Trust:	Campbell Fund Trust c/o Campbell & Company, Inc. Court Towers Building 210 West Pennsylvania Avenue Baltimore, Maryland 21204

If to the Managing Operator:	Campbell & Company, Inc. Court Towers Building 210 West Pennsylvania Avenue Baltimore, Maryland 21204

Copies to:	Michael J. Schmidtberger Sidley & Austin 875 Third Avenue New York, NY 10022

All notices required or desired to be delivered under this Agreement shall be deemed delivered and received by the party to whom a notice is addressed upon such party’s actual receipt of such notice.

     15.     GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CAMPBELL FUND TRUST

By: Campbell & Company, Inc. the Managing Operator

By: /s/ Bruce L. Cleland

CAMPBELL & COMPANY, INC.

By: /s/ Bruce L. Cleland

January 1, 1997

Campbell & Company, Inc.
Court Towers Building
210 West Pennsylvania Avenue
Baltimore, Maryland 21204

     Re: Commodity Trading Authorization

Gentlemen:

     Campbell Fund Trust, a Delaware business trust, does hereby make, constitute and appoint you as its Attorney-in-Fact to purchase and sell commodity interests, including commodity futures contracts, through The Chicago Corporation, as commodity broker, or such other commodity broker as you shall select from time to time, in accordance with the Advisory Agreement between us dated as of the above date.

Very truly yours,

CAMPBELL FUND TRUST

By: Campbell & Company, Inc. the Managing Operator

By: /s/ Bruce L. Cleland